Exhibit 99.55

Diodes Incorporated
FOR IMMEDIATE RELEASE

Diodes Incorporated Announces Conference Call To Discuss Third Quarter FY 2002 Results
o        Substantially Exceeds Gross Margin Guidance

Westlake Village,  California - October 14, 2002 - Diodes Incorporated  (Nasdaq:
DIOD) will host a conference call at 8 a.m. PST (11 a.m. EST) on Wednesday, October 30th to discuss third quarter of FY 2002 results.

The Company also announced that it anticipates reporting a slight sequential increase in revenue, in-line with previously issued guidance for the third quarter, and an over 200 basis point improvement in gross profit margin, more than double the previous expectations of an approximately 100 basis point increase.

Joining C.H. Chen, President and CEO of Diodes Incorporated, will be Carl Wertz, Chief Financial Officer and Mark King, Vice President of Sales and Marketing. The Company plans to distribute its earnings announcement on Business Wire that same day at 6 a.m. PST (9 a.m. EST).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes' website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 90 days.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, industrial, consumer electronics and automotive markets. The Company operates three Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China's manufacturing focus is on subminiature surface-mount devices destined for wireless devices, notebook, flat panel display, digital camera, mobile handset, set top box, DC to DC conversion, and automotive applications, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales warehouse and logistics functions. The Company's 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor  Statement  Under the Private  Securities  Litigation  Reform Act of
1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated
CONTACT:  Crocker Coulson, Partner, Coffin Communications Group;
(818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes Incorporated; (805) 446-4800
Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent to Investor Relations, Diodes Incorporated, 3050 E. Hillcrest Drive, Westlake Village, CA 91362, or they may be e-mailed to: diodes-fin@diodes.com.